Exhibit 5.1

SLAUGHTER AND MAY LETTERHEAD

The Directors

CSR plc

Churchill House

Cambridge Business Park

Cowley Road

Cambridge CB4 0WZ

29 May, 2009

Dear Sirs,

Registration Statement on Form F-4 of CSR plc (the “Company”) dated 29 May 2009

(the “Registration Statement”)

We have acted as legal advisers to the Company as to English law and Welsh law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 51,057,000 ordinary shares of 0.1 pence each (the “Shares”) in the Company to be issued in connection with the agreement and plan of merger dated 9 February 2009 between the Company, Shannon Acquisition Sub, Inc. (“Merger Sub”) and SiRF Technology Holdings, Inc. (“SiRF”) (the “Merger Agreement”) providing for the merger of Merger Sub with and into SiRF pursuant to Delaware law (the “Merger”) and have taken instructions solely from the Company.

For the purposes of this letter, we have examined copies of the following documents:

1.	the Merger Agreement;

2.	a certificate of the Company Secretary of the Company dated 29 May 2009 and the documents annexed thereto (the “Certificate”); and

3.	entries shown on the CH Direct print outs obtained by us from the Companies House database on 29 May 2009 of the file of the Company maintained at Companies House (the “Company Search”).

This letter sets out our opinion on certain matters of English law and Welsh law as at today’s date. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:-

(A)	the accuracy and completeness of the statements made in the Certificate;

(B)	the information disclosed by the Company Search was complete, accurate and up to date as at the date of the Company Search and has not since then been altered or added to;

(C)	the resolution to increase the authorised share capital of the Company passed at the annual general meeting of the Company on 27 May 2009 will not be amended or revoked prior to the effective time of the Merger;

(D)	the general meeting of the shareholders of the Company will be duly convened and held and that the resolutions, amongst other things, to approve the Merger and to authorize the directors of the Company, pursuant to section 80 of the Companies Act 1985, to allot relevant securities pursuant to and in connection with the transactions contemplated by the Merger to be proposed at such meeting will be passed in the form of the notice of the general meeting included in the draft circular to shareholders of the Company dated 28 May 2009, and, once passed, the relevant resolutions will not be amended or revoked prior to the effective time of the Merger;

(E)	that the Merger is completed in accordance with the Merger Agreement; and

(F)	that the number of Shares to be issued by the Company pursuant to and in accordance with the Merger is less than or equal to 51,057,000.

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Shares to be issued by the Company pursuant to and in accordance with the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this opinion and to Slaughter and May, in the context and form in which they appear therein. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully,

Slaughter and May

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